Exhibit 10.1

EXECUTION VERSION

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

BETWEEN

BIOMARIN PHARMACEUTICAL INC.,

BIOMARIN FALCONS B.V.

and

[RIGHTS AGENT]

Dated as of [                    ]

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TABLE OF CONTENTS

(continued)

		Page

Section 6.6	Governing Law	15

Section 6.7	Jurisdiction	15

Section 6.8	WAIVER OF JURY TRIAL	15

Section 6.9	Severability Clause	15

Section 6.10	Counterparts; Effectiveness	16

Section 6.11	Termination	16

Section 6.12	Force Majeure	16

Section 6.13	Construction	16

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FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [—] (this “Agreement”), is entered into by and between BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), BioMarin Falcons B.V., a private company with limited liability organized under the laws of The Netherlands and a wholly owned indirect subsidiary of Parent (“Buyer”), and [—], a [—], as Rights Agent.

PREAMBLE

WHEREAS, Prosensa Holding N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), Parent, and Buyer, have entered into a Purchase Agreement, dated as of November 23, 2014 (the “Purchase Agreement”), pursuant to which Buyer will commence a tender offer to purchase any and all of the outstanding ordinary shares, par value €0.01 per share of the Company (collectively, the “Shares”);

WHEREAS, pursuant to the Purchase Agreement, and in accordance with the terms and conditions thereof, Buyer has agreed to provide, or to designate one of its Affiliates to provide, Holders (as defined below) contingent value rights representing the right to receive the Milestone Payments (as defined below) contingent upon the achievement of the Milestones (as defined below) during the Milestone Period (as defined below); and

WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CVR (as defined below) is $2.07, without interest.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement. The following terms have the meanings ascribed to them as follows:

“Assignee” has the meaning set forth in Section 6.4.

“Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or exclusive licensing transaction), other than a Change of Control, pursuant to which any Intellectual Property or Material Contracts necessary for the production, development or sale of the Product held or owned by the Buyer or the Company, as applicable, immediately after the Closing are, directly or indirectly sold, exclusively licensed or otherwise transferred to or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent and other than a transaction in which the holders of the outstanding voting securities of Parent immediately prior to such transaction(s) (taken in the aggregate) receive as a distribution with respect to securities of Parent more than 50% of the total combined voting power of all outstanding voting securities of the acquiring entity or a parent or holding company of the acquiring entity immediately after such transaction(s), or (b) a merger, consolidation, reorganization, recapitalization or similar transaction involving Parent except where the holders of the outstanding voting securities of Parent immediately prior to such merger or consolidation (taken in the aggregate) possess beneficial ownership of 50% or more of the total combined voting power of all outstanding voting securities of Parent, the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity, immediately after such merger, consolidation, reorganization, recapitalization or similar transaction.

“CVR” means the right of Holders to receive the Milestone Payments, pursuant to the Purchase Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Diligent Efforts” means carrying out those obligations and tasks that comprise a level of effort and expenditure of resources that is consistent with commercially reasonable practices normally and typically devoted by Parent in connection with the development and commercialization of a product owned or controlled by Parent which is, at the time of measurement of the level of effort and expenditure of resources, similarly situated (including with respect to market potential and sales potential), and at a stage of development or commercialization similar, to the Product, based on conditions then prevailing and reasonably expected to occur and reasonably taking into account, without limitation, issues of safety and efficacy, anticipated pricing and reimbursement rates, costs, labeling, pricing reimbursement, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the Product and such other competitive products (including applicable intellectual property rights), the likelihood of and requirements for regulatory approval and other relevant scientific, technical, legal and commercial factors. For the avoidance of doubt, a failure to achieve a Milestone in and of itself may be consistent with Diligent Efforts.

“EU Milestone” will be deemed to occur upon Buyer’s or its Affiliates’ (or their respective successors or assigns) receipt of approval (whether full, accelerated, conditional or otherwise) by the European Commission of a “marketing authorisation application” in the European Union, through the centralized procedure, for the Product, which authorization grants Buyer or its Affiliates (or their respective successors or assigns) the right to market and sell the Product in the European Union in accordance with Applicable Law for the treatment of duchenne muscular dystrophy, including subject to any applicable label restrictions. For the avoidance of doubt, the EU Milestone does not refer to approval in one or more individual countries of the European Union or to a positive opinion by the European Medicines Agency Committee for Medicinal Products for human use.

“EU Milestone Achievement Certificate” has the meaning set forth in Section 2.4(b).

“EU Milestone Payment” means, per CVR, an amount in cash equal to $2.07, without interest.

“EU Milestone Period” means the period commencing as of the date of this Agreement and ending at 11:59 p.m., New York City time, on February 15, 2017.

“Guaranteed Obligations” has the meaning set forth in Section 4.3.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“Loss” has the meaning set forth in Section 3.2(g).

“Majority of Holders” means any record Holder or Holders of more than 50% of the outstanding CVRs, as set forth on the CVR Register.

“Milestones” means the EU Milestone and the US Milestone.

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(c).

“Milestone Payment” means each of the EU Milestone Payment and the US Milestone Payment.

“Milestone Payment Date” means the date that is 15 Business Days following achievement of a Milestone.

“Milestone Period” means the EU Milestone Period and the US Milestone Period, as applicable.

“Notice” has the meaning set forth in Section 6.1.

“Officer’s Certificate” means a certificate (i) signed by an authorized officer of Parent, in his or her capacity as such, and (ii) delivered to the Rights Agent.

“Permitted Transfer” means a Transfer of one or more CVRs (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by The Depository Trust Company (“DTC”); (vi) to Parent, Buyer or their Affiliates; or (vii) as provided in Section 2.6.

“Product” means drisapersen.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Transfer” means transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each Contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

“US Milestone” will be deemed to occur upon Buyer’s or its Affiliates’ (or their respective successors or assigns) receipt of approval (whether full, accelerated, conditional or otherwise) by the United States Food and Drug Administration of a “new drug application”, which approval grants Buyer or its Affiliates (or their respective successors or assigns) the right to market and sell the Product in the United States in accordance with Applicable Law for the treatment of duchenne muscular dystrophy, including subject to any applicable label restrictions.

“US Milestone Achievement Certificate” has the meaning set forth in Section 2.4(a).

“US Milestone Payment” means, per CVR, an amount in cash equal to $2.07, without interest.

“US Milestone Period” means the period commencing as of the date of this Agreement and ending at 11:59 p.m., New York City time, on May 15, 2016.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) As provided in the Purchase Agreement, each Holder will be entitled to one CVR for (i) each Share that is validly accepted for payment, and paid for, pursuant to Section 2.01(d) of the Purchase Agreement or pursuant to any Subsequent Offering Period, (ii) each Share underlying a Company Option that is cancelled pursuant to Section 2.03(a) or Section 2.03(b) of the Purchase Agreement, (iii) each Company Restricted Share that is validly tendered and accepted for payment and paid for pursuant to Section 2.03(c) of the Purchase Agreement and (iv) each Share (including Company Restricted Share) converted, cancelled or otherwise entitled to receive a CVR pursuant to Section 2.04(f) or 2.07 of the Purchase Agreement.

(b) Buyer hereby appoints the Rights Agent to act as rights agent for Buyer in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Nontransferable.

A Holder may not at any time Transfer a CVR, other than pursuant to a Permitted Transfer. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will maintain an up-to-date register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will show one position for Cede & Co. representing all the Shares held by DTC on behalf of the beneficial street holders of the Shares that were tendered by such holders in the Offer and accepted for payment or held by such holders as of immediately prior to the Second Step Distribution. The Rights Agent will have no responsibility whatsoever directly to the street holders with respect to Transfers of CVRs.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer is a Permitted Transfer and otherwise complies with the other terms and conditions of this Agreement, register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Buyer, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Any Transfer of CVRs will be without charge (other than the cost of any transfer tax) to the applicable Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If the US Milestone occurs at any time prior to the expiration of the U.S. Milestone Period, then, on or prior to the Milestone Payment Date relating thereto, Buyer will deliver to the Rights Agent (i) a certificate (the “US Milestone Achievement Certificate”) certifying the date of the satisfaction of the US Milestone and that the Holders are entitled to receive the US Milestone Payment and (ii) a wire transfer of immediately available funds to an account designated by the Rights Agent, in the aggregate amount equal to the number of CVRs (as reflected in the CVR Register) then outstanding multiplied by the amount of the US Milestone Payment. After receipt of the wire transfer described in the foregoing sentence, the Rights Agent will promptly (and in any event, within 10 Business Days) pay, by check mailed, first-class postage prepaid, to the address of each holder set forth in the CVR Register or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to the number of CVRs registered to such Holder in the CVR Register multiplied by the US Milestone Payment. For the avoidance of doubt, each of the requirements of the US Milestone must be fully satisfied for the US Milestone to be considered to be attained, and the Holders will not be entitled to, and Parent and Buyer will not be liable for, any US Milestone Payments in the event of any partial satisfaction of the US Milestone.

(b) If the EU Milestone occurs at any time prior to the expiration of the EU Milestone Period, then, on or prior to the Milestone Payment Date relating thereto, Buyer will deliver to the Rights Agent (i) a certificate (the “EU Milestone Achievement Certificate”) certifying the date of the satisfaction of the EU Milestone and that the Holders are entitled to receive the EU Milestone Payment and (ii) a wire transfer of immediately available funds to an account designated by the Rights Agent, in the aggregate amount equal to the number of CVRs then outstanding (as reflected on the CVR Register) multiplied by the amount of the EU Milestone Payment. After receipt of the wire transfer described in the foregoing sentence, the Rights Agent will promptly (and in any event, within 10 Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to the number of CVRs registered to such Holder in the CVR Register multiplied by the EU Milestone Payment. For the avoidance of doubt, each of the requirements of the EU Milestone must be fully satisfied for the EU Milestone to be considered to be attained, and the Holders will not be entitled to, and Parent and Buyer will not be liable for, any EU Milestone Payments in the event of any partial satisfaction of the EU Milestone.

(c) If a Milestone is not attained at any time prior to the expiration of the applicable Milestone Period, then on or before the date that is 10 Business Days after the end of such Milestone Period, Buyer will deliver to the Rights Agent an Officer’s Certificate (the “Milestone Non-Achievement Certificate”) certifying that the applicable Milestone has not occurred and that Buyer has complied in all material respects with its obligations under this Agreement. The Rights Agent will promptly (and in any event, within 10 Business Days after receipt) deliver a copy of such Milestone Non-Achievement Certificate to the Holders. The Rights Agent will deliver to Buyer a certificate certifying the date of delivery of such certificate to the Holders.

(d) If the Rights Agent does not receive from the Majority of Holders a written objection to a Milestone Non-Achievement Certificate within 30 Business Days after the date of delivery of such Milestone Non-Achievement Certificate by the Rights Agent to the Holders, the Holders will be deemed to have accepted such Milestone Non-Achievement Certificate, and Parent, Buyer and their Affiliates will have no further obligation with respect to the applicable Milestone Payment.

(e) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to Applicable Law, the Holders and the parties hereto agree to treat the CVRs and all Milestone Payments for all Tax purposes as additional consideration for the Shares, Company Options and Company Restricted Shares pursuant to the Purchase Agreement, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by Applicable Law.

(f) Parent, Buyer and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law relating to Taxes, including with respect to Milestone Payments that relate to Company Options cancelled pursuant to Section 2.03(a) of the Purchase Agreement or a Reorganization. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.4(a) or Section 2.4(b) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than 10 days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent.

(g) Any portion of a Milestone Payment that remains undistributed to the Holders six months after the Milestone Payment Date will be delivered by the Rights Agent to Buyer, and any Holder will thereafter look only to Buyer for payment of such Milestone Payment.

(h) If any Milestone Payment (or portion thereof) remains unclaimed by a Holder two years after the Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Entity), such Milestone Payment (or portion thereof) will, to the extent permitted by Applicable Law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto. Neither Buyer nor the Rights Agent will be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under Applicable Law.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b) CVRs will not represent any equity or ownership interest in Parent, Buyer, any constituent company to the Reorganization or any of their respective Affiliates.

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Buyer without consideration therefor, and such rights will be cancelled. Nothing in this Agreement is intended to prohibit Parent, Buyer or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent or breach by the Rights Agent of this Agreement.

(b) Only the Majority of Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent will be under no obligation to institute any claim, action, suit, audit, investigation or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Majority of Holders (on behalf of the Holders) will furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by Buyer in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, (i) rely upon an Officer’s Certificate, which Officer’s Certificate shall be full authorization and protection to the Rights Agent and (ii) incur no liability and be held harmless by Buyer for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the written advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent hereunder in good faith and in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) Buyer agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with Rights Agent’s performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss has been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct or breach of this Agreement. Buyer’s obligations under this Section 3.2(g) to indemnify the Rights Agent will survive the resignation or removal of any Rights Agent and the termination of this Agreement.

(h) In addition to the indemnification provided under Section 3.2(g), Buyer agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Buyer on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Buyer will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a) and/or Section 2.4(b), if Buyer is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit (and for the avoidance of doubt, to the extent that the Majority of Holders have furnished the Rights Agent reasonable security and indemnity related to such suit, Buyer shall reimburse such Holders for the cost of such security and indemnity).

(i) No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there are reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(k) The Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent, Buyer or the Company or become peculiarly interested in any transaction in which Parent, Buyer or the Company may be interested, or contract with or lend money to Parent, Buyer or the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein will preclude the Rights Agent from acting in any other capacity for Parent, Buyer or the Company or for any other Person.

(l) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice to Buyer, specifying a date when such resignation will take effect, which notice will be given at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b) Buyer will have the right to remove the Rights Agent at any time by a written notice to the Rights Agent, specifying a date when such removal will take effect. Notice of such removal will be given by Buyer to the Rights Agent, which notice will be given at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or become incapable of acting, Buyer will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Buyer fails to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) Buyer will give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If Buyer fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Buyer.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Majority of Holders, Buyer will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will cooperate with Buyer and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Buyer and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Buyer or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders.

Buyer will furnish or cause to be furnished to the Rights Agent, in such form as Buyer receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 15 Business Days following the Closing Date.

Section 4.2 Efforts.

During the US Milestone Period, Buyer (and its successors and assigns) will, and will cause its (and their) Affiliates to, use Diligent Efforts to achieve the US Milestone prior to the end of the US Milestone Period, and during the EU Milestone Period, Buyer (and its successors and assigns) will, and will cause its (and their) Affiliates to, use Diligent Efforts to achieve the EU Milestone prior to the end of the EU Milestone Period.

Section 4.3 Guarantee.

Parent, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees the due and punctual payment and performance of (a) Buyer’s obligations under this Agreement, including to pay the US Milestone Payment and EU Milestone Payment when as and if such payments become due, and (b) Buyer’s liability and obligations (including for breach and for the aggregate amounts of the US Milestone Payment and EU Milestone Payment when, as and if due to Holders) under this Agreement (collectively, the “Guaranteed Obligations”). Parent acknowledges and agrees that such guarantee shall be a guarantee of performance and not of collection and shall not be conditioned or contingent upon pursuit of any remedies against Buyer. If Buyer shall default in the due and punctual performance of the Guaranteed Obligations, Parent will forthwith perform or cause to be performed such Guaranteed Obligations at its sole cost and expense. This guarantee may not be revoked or terminated and shall remain in full force and effect without interruption and shall be binding on Parent and its successors and assigns until the Guaranteed Obligations have been satisfied in full.

Section 4.4 Fundamental Transactions.

In the event that Parent or Buyer desires to consummate a Change of Control or Carve-Out Transaction while either of the US Milestone and/or the EU Milestone has not been attained but remains eligible to be attained, Parent will cause the Person acquiring Parent (or acquiring substantially all of its assets ) with respect to a Change of Control or the Person acquiring the subject Intellectual Property or Material Contracts with respect to a Carve-Out Transaction to assume Parent’s and Buyer’s (as applicable, depending upon the structure of the Change of Control or Carve-Out Transaction) obligations, duties and covenants under this Agreement. No later than the consummation of any Change of Control or Carve-Out Transaction, Parent shall deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control or Carve-Out Transaction complies with this Section 4.4 and that all conditions precedent herein provided for relating to such transaction have been complied with.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Parent and Buyer, at any time or from time to time, may unilaterally enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to add to the covenants of Parent or Buyer such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the 1933 Act or the 1934 Act; or

(v) any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

Notwithstanding anything to the contrary contained herein, Parent, Buyer and the Rights Agent may, but will not be obligated to, enter into any amendment that adversely affects, in any material respect, the Rights Agent’s own rights, duties, responsibilities or protections

(b) Promptly after the execution by Parent and Buyer of any amendment pursuant to this Section 5.1, Buyer will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Parent and Buyer without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Majority of Holders, Parent, Buyer and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent, Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Buyer will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices to Rights Agent, Parent and Buyer.

All notices, requests and other communications (each, a “Notice”) to any party hereunder (shall be in writing. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile or e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:

[                    ]

[Address]

Facsimile: [ ]

Attention: [ ]

if to Parent or Buyer, to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attention: Chief Executive Officer

with a copy, which shall not constitute notice, to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attention: General Counsel

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 6.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 6.3 Entire Agreement.

This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.4 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Parent, Buyer and the Rights Agent and their respective successors and assigns. The Rights Agent may not assign this Agreement without Buyer’s consent. Subject to Section 4.4 hereof, each of Parent and Buyer may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more its Affiliates or a party with whom Parent is merged or consolidated, or any entity resulting from any merger or consolidation to which Parent shall be a party (each, an “Assignee”) and any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations set forth hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Buyer shall agree to remain liable for the performance by Parent and Buyer of their obligations hereunder (to the extent Parent or Buyer exists following such assignment). Parent, Buyer or an Assignee may not otherwise assign this Agreement without the prior consent of the Majority of Holders, provided that Parent or Buyer may assign this Agreement to an Affiliate of Parent without the prior consent of the Majority of Holders so long as Parent and Buyer remain fully obligated for performance under this Agreement. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.4 will be void ab initio and of no effect.

Section 6.5 Benefits of Agreement; Action by Majority of Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than Parent, Buyer, the Rights Agent, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Parent, Buyer, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the right of the Rights Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 6.6 Governing Law.

This Agreement and CVRs will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 6.7 Jurisdiction.

The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) must be brought solely in any state court or United States federal court located in the County of New York, New York, United States, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.1 or Section 6.2 shall be deemed effective service of process on such party.

Section 6.8 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

Section 6.9 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason be determined to be invalid,

unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by Applicable Law. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.10 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.11 Termination.

This Agreement will terminate and be of no force or effect, and the parties hereto will have no liability hereunder, upon the earlier to occur of (a) the payment of both of the US Milestone Payment and the EU Milestone Payment and (b) the expiration of both the US Milestone Period and the EU Milestone Period. The termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 6.12 Force Majeure.

Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 6.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(e) All financial references herein are in United States Dollars.

[Remainder of page intentionally left blank]

Each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer of it as of the day and year first above written.

BIOMARIN PHARMACEUTICAL INC.

By:
Name:
Title:

BIOMARIN FALCONS B.V.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title: